UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 2, 2015

CDEX INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49845	52-2336836
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

4555 South Palo Verde, Suite 123
Tucson, Arizona	85714
(Address of principal executive offices)	(Zip Code)

(520) 745-5172
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Effective May 28, 2015, CDEX Inc. (the “Company”) entered into a Consulting Advisory Services Agreement (the “Agreement”) with Osprey Capital Advisors, LLC, a Florida limited liability company (the “Consultant”).  The Agreement called for the Consultant to provide advisory and consulting services to the Company, including introduction to, and establishing relationships with, individuals and entities for possible investment in the Company,  guidance on markets, product distribution, employment, board development and related matters, business plan development, review of the Company’s long- and short-term growth objectives, investor relations and public relations services and the Company’s approach to its business and financial strategy and efforts taken by the Company to date to develop investor interest.  As consideration for such services, the Company agreed to issue to the Consultant an aggregate of 12 million shares of its Class A common stock, 7.5 million of such shares were issued upon signing of the Agreement.

The Agreement had a stated term of 240 days.  However, the parties have been discussing terminating the Agreement at an earlier date.  The Company indicated its desire to terminate the Agreement in a letter to Osprey, requesting the return of the 7.5 million shares issued under the Agreement to date.  Osprey requested issuance of the 4.5 million shares remaining unissued under the Agreement. The status of the Agreement is still under discussion.

ITEM  8.01. OTHER EVENTS.

The Company is filing under this item to update the shareholders and the public as to the current financial conditions of CDEX Inc.
The Company filed a five day extension to file our 10-Q, stating that it lacked the funds to complete the filing. To date, we have not received the necessary funds to pay our accountants, attorneys, and other service providers to complete the filing, and thus are unable to do so.  Furthermore, we do not foresee funds being provided or coming into the company to be able to file in the near future.

As stated in CDEX’s prior filings, the company relies on various means of funding, including but not limited to investments from accredited investors to continue operations. The company has been aggressively seeking financing from investment banking firms, financial institutions and high net worth individuals, in various proposed deal structures.  However, the company has not been successful in its efforts to acquire the necessary funding to continue its operations, and is currently insolvent.

In October of 2014, amid efforts to secure funds to continue operations through other sources, Pemco LLC (one of CDEX’s longest and largest investors) along with Jeff Brumfield (CDEX’s CEO) provided bridge financing to the company pursuant to a Line of Credit Agreement upon which the Company has drawn $470,000.00 in principal to date under Promissory Notes issued thereunder.   The terms of the Notes were better than those proposed by outside investment bankers offering bridge financing, and the board determined that this offer was the least burdensome, most favorable source of financing available to the Company.   The Notes were unanimously approved by the board of directors, and were disclosed and filed in the Company’s Current Report on Form 8-K on October 17, 2014, and in all of our subsequent Quarterly and Annual Reports on Forms 10-Q and 10-K and reflected in the financial statements therein.  Under their terms, the Notes were due within six months, and were secured by all of the assets of the Company including the intellectual property.

Throughout the term of the Notes, CDEX continually sought financing to replace or invest alongside the noteholders. On March 31, 2015, the Notes’ maturity date, the Company had not succeeded in securing funding and was unable to pay the principal and interest then due.  Following discussion with Pemco LLC, both of the Notes were extended for an additional month.   The Notes were subsequently extended for each month thereafter until August 31, 2015 and then for an additional five days to September 5, 2015.  Through each of these extensions, the creditors have granted the company forbearance of payment of principal and interest.  On October 2, 2015, Pemco LLC sent the Company a notice and demand letter indicating that if the Company is unable to pay its note within ten days of such notice, it will foreclose on the assets of the Company, which primarily consist of intellectual property in the form of patents on our chemical detection technology.

Due to CDEX’s current financial condition, our general liability policy has lapsed, and our directors and officers liability coverage will cease in force after October 25th.  We have been notified by our carrier, that unless we secure enough funding for the upcoming year, it will not renew. Without funds, the Company cannot continue, and without the necessary insurance, the board of directors and officers will likely feel compelled to resign.

Both Pemco LLC and Mr. Brumfield have indicated that they are willing to sell their Notes to potential investors who offer to purchase them, and management is continuing its discussions with potential investors in an effort to secure funding.  However, given the demand from PEMCO LLC and the absence of any basis for the Company to dispute the foreclosure, it is likely that the Company will lose it assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDEX INC.

Date: October 05, 2015	By:	/s/ Stephen McCommon
Stephen McCommon, CFO